EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 30, 2012, relating to the consolidated financial statements of Colombia Energy Resources, Inc., which appears in Colombia Energy Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California

March 30, 2012